Exhibit 99.1

SharpSpring Appoints Scott Miller to Board of Directors

GAINESVILLE, FL – August 20, 2019 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing automation platform, has appointed veteran investor and existing shareholder Scott Miller to its board of directors. Miller has also been named to serve on the company’s Compensation Committee and Nominating/Corporate Governance Committee. Miller assumes this new role from Daniel Allen, who has resigned from the board as of August 16, 2019. With these changes, SharpSpring’s board composition remains at five total directors, four of whom are independent.

Scott brings nearly two decades of investment management knowledge as well as significant operating experience to the SharpSpring board. Since 2011, he has served as the Founder and Managing Member of MVM Funds, an investment management firm that oversees multiple funds and limited partnerships, including Greenhaven Road Capital Fund 1, Greenhaven Road Capital Fund 2, and Greenhaven Road Capital Offshore LP. Scott also currently serves on the board of Acelero Learning, an education company that he cofounded and served as the Chief Financial Officer. Acelero, has grown to over 1,400 employees. Scott received a Bachelor of Arts degree from the University of Pennsylvania and an MBA degree from Stanford University.

“On behalf of the SharpSpring leadership team, I would like to welcome Scott as the newest member of our board of directors,” said company CEO Rick Carlson. “Representing the interests of our shareholders is of paramount important to us. Scott’s appointment embodies our ongoing commitment to this principle and more deeply aligns the interests of all stakeholders as we continue to build a successful growth company. Scott possesses a unique combination of operational experience and investment management skills, and we look forward to benefitting from his guidance in both of these strategic areas.”

“Our partnerships own a significant stake in SharpSpring, and we believe in the company’s long-term opportunity,” said Miller. “SharpSpring’s marketing automation software is a powerful and robust solution offered at a fraction of the cost of the competition in a market with significant growth ahead. I am joining the board to support the company’s leadership and will look to leverage my past experience and current position to drive continued success for all parties.”

Separately, pursuant to a provision in the company’s previously announced note conversion agreement, Daniel Allen submitted to SharpSpring’s board of directors an undated letter of resignation to be accepted at the discretion of the board, and which became effective immediately upon acceptance. On August 16, 2019, the board accepted the resignation.

Carlson added: “On behalf of the board, I would like to thank Dan for his service. We appreciate his many contributions to SharpSpring during his tenure, and we wish him well in his future pursuits.”

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Company Contact:
Brad Stanczak
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com